Exhibit 99.1

For further information, contact:

John Spencer Ahn

408-222-7544

johnahn@marvell.com

Marvell Technology Group Ltd. Announces Appointment of

Dave Caron, Corporate Controller and Chief Accounting Officer

Santa Clara, Calif. (Oct. 3, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today announced the appointment of Mr. Dave Caron as Corporate Controller and Chief Accounting Officer, effective today. In this role, Mr. Caron will be responsible for managing all the corporate accounting and financial reporting functions across the organization.

“Dave is an experienced finance and accounting executive with a proven track record in the semiconductor industry,” said Jean Hu, Chief Financial Officer, Marvell Technology Group. “I want to welcome Dave to the team and I look forward to his steady leadership as we return the company to profitable growth.”

Most recently, Mr. Caron was the Corporate Controller and Principal Accounting Officer at Maxim Integrated. In this role, he was responsible for overseeing all facets of accounting including General Ledger, External/Technical Accounting, Accounts Receivable, Stock Administration, Payroll, Fixed Assets, Credit and Collections, as well as Accounts Payable. Prior to Maxim, Mr. Caron held finance leadership positions at Read-Rite Corporation and Ernst & Young.

Mr. Caron earned a Bachelor of Science in Business Administration from San Jose State University and is a Certified Public Accountant.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

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Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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